                                                                     Exhibit 5.1

                [KRAMER LEVIN NAFTALIS & FRANKEL LLP LETTERHEAD]

                                  June 7, 2006

InterAmerican Acquisition Group Inc.
2918 Fifth Avenue South, Suite 209
San Diego, California 92103

Ladies and Gentlemen:

                  We have acted as counsel to InterAmerican Acquisition Group
Inc., a Delaware corporation (the "Registrant"), in connection with the preparation and filing of a Registration Statement on Form S-1 (the
"Registration Statement") with the Securities and Exchange Commission (the
"Commission"), with respect to the registration under the Securities Act of
1933, as amended (the "Act"), of (i) 10,800,000 Units, with each Unit consisting of one share of the Company's common stock, par value $.0001 per share (the
"Common Stock"), and warrants to purchase two shares of the Company's Common
Stock (the "Warrants") to the underwriters for whom Rodman & Renshaw, LLC is acting as representative (collectively, the "Underwriters"), (ii) up to
1,620,000 Units (the "Over-Allotment Units") which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) up to
540,000 Units (the "Purchase Option Units") which Rodman & Renshaw, LLC will have the right to purchase ("Purchase Option") for its own account or that of its designees, (iv) all shares of Common Stock and all Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units and (v) all
shares of Common Stock issuable upon exercise of the Warrants included in the
Units, Over-Allotment Units and Purchase Option Units.

                  We have reviewed copies of the Registration Statement, the
Certificate of Incorporation of the Registrant, the By-laws of the Registrant and resolutions of the Board of Directors of the Registrant. We have also reviewed such other documents and made such other investigations as we have deemed appropriate.

                  Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

                  1.   the Units, the Over-Allotment Units, the Purchase Option
Units, the Warrants and the Common Stock covered by the Registration Statement, when issued and sold in accordance with and in the manner described in the
Registration Statement, will be validly issued, fully paid and non-assessable;
and

                  2.   each of the Purchase Option and Warrants have been
legally issued and constitute binding obligations of the Registrant, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer and other similar laws relating to or affecting the rights and

remedies of creditors generally and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

                  We do not express any opinion with respect to any law other than the General Corporation Law of the State of Delaware and the laws of the
State of New York. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal
Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                  Very truly yours,

                                  /s/ Kramer Levin Naftalis & Frankel LLP

                                  Kramer Levin Naftalis & Frankel LLP